UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT F 1934

Date of Report: September 24, 2008

Commission File Number: 333-137978

BUCKINGHAM EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

1978 Vine Street, Suite 502
Vancouver, British Columbia, Canada, V6K 4S1
(Address of principal executive offices)

(604) 737 0203
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On September 24, 2008 Buckingham Exploration Inc. (the “Company”) entered into secured convertible debenture purchase agreements with three investors whereby the investors have invested US$500,000 through the sale of secured convertible debentures (the “Debentures”) and 10,000,000 warrants for the purchase of 10,000,000 shares of the Company’s common stock at an exercise price of $0.10 per share for 2 years (the “Warrants”). The Warrants and the Debentures were exempt from registration pursuant to Regulation S to the Securities Act.

The Company may at its option repay any amounts borrowed and reborrow any amounts repaid under the Debentures without penalty or premium starting on September 24, 2008 until October 24, 2008. The outstanding principal and accrued interest are payable by the Company in monthly installments of equal payments over a 24 month period beginning October 24, 2008.

Interest on the Debentures accrues monthly at a rate of 10% per annum and, along with the principal, is convertible at the option of the holders at a price of $0.05 per share at any time on or after October 25, 2008 until the full amount owed under each of the Debentures is repaid. Pursuant to the investors’ option to have the Debentures repaid in shares, the Company has reserved a minimum of 10,000,000 common shares for this purpose. The Debentures are secured by a security interests in all current and future assets of the Company and its subsidiaries.

The Company’s reliance upon the exemption under of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. The Company did not engage in any directed selling efforts, as defined in Regulation S, in the US in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2008	BUCKINGHAM EXPLORATION INC.
(Registrant)

By: /s/ C. Robin Relph C. Robin Relph,
President and Chief Executive Officer